Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 2, 2007, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of eCollege.com and Subsidiaries on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of eCollege.com and Subsidiaries on Form S-3 (File No. 333-108501, effective September 4, 2003) and on Form S-8 (File No. 333-34326, April 7, 2000).

/s/ GRANT THORNTON LLP

Chicago, Illinois
April 2, 2007